EXHIBIT 99.1


FirstEnergy Corp.                              For Release:  September 14, 2004
76 South Main Street
Akron, Ohio  44308
www.firstenergycorp.com
-----------------------

News Media Contact:                            Investor Relations Contact:
Ellen Raines                                   Kurt Turosky
(330) 384-5808                                 (330) 384-5500


               FIRSTENERGY SUBSIDIARIES TO CONTRIBUTE $500 MILLION
                                 TO PENSION PLAN

         FirstEnergy Corp. (NYSE: FE) today announced that its subsidiaries will make a voluntary $500-million contribution to their pension plan, which will help add security to future plan benefits.

         According to President and Chief Executive Officer Anthony J. Alexander, "In evaluating the future needs of the plan, we determined that it made sense to take this step now to help keep the plan sound for employees and retirees."

         FirstEnergy said that the net after-tax cost of the contribution will be approximately $300 million, and that it will be accretive to earnings over the next three years. In addition, the contribution is expected to reduce FirstEnergy's overall risk profile, because it mitigates uncertainty regarding the plan's unfunded liability.

         Economic conditions over the past several years have adversely affected the net value of most pension plans, including FirstEnergy's. Current rules governing pension funding would likely have required a contribution in 2006.

                                     (more)

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         FirstEnergy is a registered public utility holding company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity; marketing of natural gas; and energy management and other energy-related services.

Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate", "potential", "expect", "believe", "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), adverse regulatory or legal decisions and the outcome of governmental investigations (including revocation of necessary licenses or operating permits), availability and cost of capital, the continuing availability and operation of generating units, the inability to accomplish or realize anticipated benefits of strategic goals, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to that outage, the final outcome in the proceeding related to the Company's Application for a Rate Stabilization Plan, the risks and other factors discussed from time to time in the Company's Securities and Exchange Commission filings, including its annual report on Form 10-K (as amended) for the year ended December 31, 2003, and its Form 10-Q for the quarter ended June 30, 2004, and other similar factors. The Company expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information, future events, or otherwise.

                                    (091404)



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